FOR IMMEDIATE RELEASE

INFOSONICS

5880 Pacific Center Blvd, San Diego, CA 92121  858-373-1600 www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

-- Quarterly Units Shipped Increased 24% Sequentially to 745,000
-- Central American Sales Increased 87% Sequentially to 35% of Total Revenue
-- South American Sales Increased 5% Year-Over-Year to 56% of Total Revenue

SAN DIEGO, CA, August 9, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States, today announced results for the second quarter ended June 30, 2007.

Financial Discussion

“Several aspects of our second quarter results were encouraging compared to our first quarter, including revenues from Central America rebounding more rapidly than our initial expectations, a slight increase in gross margins and a decrease in operational expenses. South American revenues had a healthy increase as well, and we have seen strong sequential growth with our new OEM vendor, LG, who we began shipping in Q1-07,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “We continue to see growth in Central and South America, which we believe can benefit both our OEM and our verykool™ products lines.”

“The United States business has entered a transition stage with the recent announcements of two pending deals, AT&T Inc.'s buyout of Dobson Communications and Verizon Wireless' acquisition of Rural Cellular Corp. Should either or both of these acquisitions be completed, our U.S. operating results, which currently represent less than 10% of our total revenue, may be negatively impacted. As a result of the change in this market, Timmy Monico, our V.P. of North America has departed the Company, and we are reevaluating this region for our forward looking prospects and potential opportunities.”

Mr. Ram, continued, “The number of handsets sold for our verykool™ line-up has significantly increased from Q1 to Q2 2007, although we are still in the early stages of our verykool™ market deployment. Our goal is for the verykool™ products to become increasingly more important to our overall product mix. The verykool™ products provide the opportunity to reach new markets, increase sales as well as enhance our gross margins.”

“As we continue to expand carrier relationships in several Central and South American countries, we are working to finalize our production and deployment schedule for more verykool™ products, and are focused on offering the attractive features that our carrier customers demand. We anticipate revenues from the verykool™ product family increasing in the second half of this year,” concluded Mr. Ram.

Second Quarter Financial Results

Total revenues in the second quarter of 2007 were $58.3 million, compared to $58.3 million in the second quarter of 2006. Revenue from South America represented 56% of total revenue or $32.5 million, versus $31.1 million in the second quarter of 2006. Revenue from Central America represented 35% of total revenue or $20.3 million, versus $24.0 million in the second quarter of 2006. Revenue from the United States represented 9% of total revenue, increasing to $5.5 million, versus $3.2 million in the second quarter of 2006. Units shipped in the second quarter increased 24% sequentially and 16% year-over-year to more than 745,000, partially offsetting a year over year 9% decrease in average selling price per unit.

Gross profit for the first quarter of 2007 was $3.2 million or 5.5% of total sales, versus $4.3 million, or 7.4% of total sales for the second quarter of 2006. The decline in the gross margin in the second quarter of 2007 was primarily a result of one of our manufacturing partners entering the low-tier handset range and those products had less margin opportunity than other mid-tier and high-end handsets.

Net loss for the second quarter of 2007 was approximately $447,000 or $0.03 per diluted share, compared to net income of approximately $127,000, or $0.01 per share in the same quarter a year ago. The Company incurred a non-cash stock option expense for the second quarter of 2007 of $97,000 compared to $1.2 million in the same quarter of last year.

InfoSonics ended the second quarter with quick assets, cash and accounts receivable, of $52.0 million, versus $57.0 million as of March 31, 2007. The change was primarily the result of increasing inventory levels of verykool™ and other OEM products to support higher projected sales in the third quarter of 2007.

Six-Month Financial Results

Total revenues for the six months ended June 30, 2007 were $116.7 million, compared to $112.4 million for the six months ended June 30, 2006. Revenue from South America represented 58% of total revenue or $68.3 million, versus $64.1 million in for the first six months of 2006. Revenue from Central America represented 27% of total revenue or $31.2 million, versus $43.4 million for the first six months of 2006. Revenue from the United States represented 15% of total revenue, increasing to $17.6 million, versus $4.9 million for the first six months of 2006. Units shipped in the first six months of 2007 increased 14% year-over-year to more than 1.3 million, offsetting a 7% decrease in average selling price per unit.

Gross profit for the first six months of 2007 was $6.3 million or 5.4% of total sales, versus $8.5 million, or 7.6% of total sales for the first six months of 2006. The decrease in our gross margin was primarily the result of product mix, as during the first half of 2007 the mix was more weighted towards lower margin products. One of our manufacturing partners entered into the low-tier handset range and those products had less margin opportunity than other mid-tier and high-end handsets.

Net loss for the first six months of 2007 was approximately $1.0 million or $0.07 per diluted share, compared to net income of $1.3 million, or $0.08 per diluted share for the same period a year ago.

Investor Conference Call

InfoSonics management will host a conference call today, August 9, 2007, at 1:30 pm PDT (4:30 pm EDT) to review the second quarter 2007 financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (866) 356-3377 and giving the pass code 45228413. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories in Latin America and the United States. In addition to distributing products for Samsung, Alcatel, LG, and other wireless manufacturers, InfoSonics distributes its own recently launched proprietary wireless handset under the verykool™ brand name. InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America and the U.S. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (22) the resolution of any litigation against the company and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the period ended March 31, 2007; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

(Tables to Follow)

	30-Jun	31-Dec
	2007	2006
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$12,988,390	$30,243,392
Trade accounts receivable, net of allowance for doubtful accounts of $656,775 and $679,522	38,685,362	37,798,284
Inventory, net of reserves of $550,913 and $254,508	21,811,646	11,174,200
Prepaid inventory	930,897	162,146
Prepaid expenses	631,318	316,919
Prepaid taxes	1,345,587	973,749
Net assets of discontinued operations	4,209	4,209
Deferred tax asset - current	1,025,586	1,041,000
Total current assets	77,422,996	81,713,899
Change in fair value of derivative liability		—
Property and equipment, net	1,807,447	615,185
Intangible assets	504,000	504,000
Deferred tax asset - non-current	719,359	—
Other assets	182,215	137,381
Total assets	$80,636,016	$82,970,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$19,436,000	$25,648,614
Accounts payable	21,949,241	18,099,985
Accrued expenses	1,889,649	1,261,988
Income taxes payable	21,040	17,100
Total current liabilities	43,295,930	45,027,687
Diluted earnings per share
Deferred tax liability - non-current	—	36,000
Total liabilities	43,295,930	45,063,687
Net Income		$(0.03)
Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,474,353 and 14,180,068 shares issued and outstanding, respectively	14,474	14,180
Additional paid-in capital	31,209,012	30,751,372
Accumulated other comprehensive (loss)	(28,116)	(8,865)
Retained earnings	6,144,716	7,150,091

Total stockholders’ equity	37,340,087	37,906,778
Total liabilities and stockholders’ equity	$80,636,016	$82,970,465

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)

	2007	2006	2007	2006

Net sales	$58,260,701	$58,279,558	$116,664,311	$112,406,647
Cost of sales	55,063,950	53,947,902	110,318,696	103,895,126

Gross profit	3,196,751	4,331,656	6,345,615	8,511,521
Operating expenses	3,782,717	4,019,995	7,814,010	7,116,095

Operating income (loss) from continuing operations	(585,966)	311,661	(1,468,395)	1,395,426

Other income (expense)
Change in fair value of derivative liability	-	-	-	399,009
Interest income (expense)	(215,614)	(118,991)	(271,086)	(199,556)

Income (loss) from continuing operations before provision for income taxes	(801,580)	192,670	(1,739,481)	1,594,879

Provision (benefit) for income taxes	(354,337)	66,502	(734,105)	293,540

Income (loss) from continuing operations	(447,243)	126,168	(1,005,376)	1,301,339
Gain (loss) from discontinued operations, net of tax	-	1,192	-	(652)

Net income (loss)	$(447,243)	$127,360	$(1,005,376)	$1,300,687

Basic earnings (loss) per share
From continuing operations	$(0.03)	$0.01	$(0.07)	$0.10
From discontinued operations	$-	$0.00	$-	$(0.00)
Net Income (loss)	$(0.03)	$0.01	$(0.07)	$0.10
Diluted earnings (loss) per share
From continuing operations	$(0.03)	$0.01	$(0.07)	$0.08
From discontinued operations	$-	$0.00	$-	$(0.00)
Net Income (loss)	$(0.03)	$0.01	$(0.07)	$0.08

Basic weighted-average number of common shares outstanding	14,453,992	13,686,300	14,386,825	13,242,672

Diluted weighted-average number of common shares outstanding	14,453,992	16,267,032	14,386,825	15,766,957